Exhibit 99.c

CROWN AMERICAS LLC

LETTER TO BROKERS, DEALERS AND OTHER NOMINEES

for

OFFER TO EXCHANGE

all outstanding 5.875% Senior Notes Due 2033

for

5.875% Senior Notes Due 2033

that have been registered under the Securities Act of 1933

144A CUSIP Number: 228180 AC9

Regulation S CUSIP Number: U20330 AB9

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Crown Americas LLC (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated 2025 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) each $1,000 principal amount of their 5.875% Senior Notes due 2033 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement (the “Registration Statement”) of which the Prospectus is a part, for each $1,000 principal amount of their outstanding 5.875% Senior Notes due 2033 (the “Old Notes”), of which $500 million aggregate principal amount is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in that certain Registration Rights Agreement, dated as of May 27, 2025, Crown Holdings, Inc., the Company, each of BOFA Securities, Inc. as representative of the initial purchasers, and the Guarantors (as defined therein), relating to the $700 million 5.875% Senior Notes due 2033.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.

Enclosed are copies of the following documents:

1.	the Prospectus;

2.

a Letter of Transmittal for your use in connection with the exchange of Old Notes and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to exchange Old Notes);

3.

a form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer;

4.	guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5.	a return envelope addressed to U.S. Bank National Association, the Exchange Agent.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON 2025, UNLESS EXTENDED (THE “EXPIRATION DATE”). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To tender Old Notes, certificates for Old Notes or a book-entry confirmation (see “The Exchange Offer” in the Prospectus), a duly executed and properly completed Letter of Transmittal or a facsimile thereof or electronic instructions sent to the Depository Trust Company, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or requests for additional copies of the enclosed material may be directed to the Exchange Agent at its address and phone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CROWN AMERICAS LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CROWN AMERICAS LLC OR THE EXCHANGE AGENT, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE ENCLOSED DOCUMENTS AND THE STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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